Exhibit 10.1

SHARE PURCHASE AGREEMENT

Between

TRACK GROUP INC.

and

INVERSIONES SANTA HORTENSIA SPA

Dated October 29, 2024

INDEX

SHARE PURCHASE AGREEMENT		4

PREAMBLE		4

ARTICLE 1		4

DEFINITIONS		4
1.1	Definition of Certain Terms	4
1.2	Interpretation.	8
1.3	Knowledge.	9
1.4	Titles; definitions.	9
1.5	Appendices and Appendices.	9

ARTICLE 2 THE PURCHASE AND SALE OF SHARES		10
2.1	The Purchase and Sale of Shares.	10

ARTICLE 3 CONSIDERATION		11
3.1	Preliminary information.	11
3.2	Considerations.	11
3.3	Deliveries and acts to be performed by the Parties.	11
3.4	Deliveries and acts to be performed by the Seller.	11
3.5	Closing Procedures.	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER.		12
4.1	Due constitution.	12
4.2.	Authorizations; Binding Obligations.	12
4.3	Absence of conflicts.	13
4.4.	Consents and Approvals.	13
4.5	Litigation.	13
4.6.	Brokerage or intermediation commissions.	13
4.7	No Other Representations and Warranties.	14

ARTICLE 5		14

REPRESENTATIONS AND WARRANTIES REGARDING TRACK GROUP CHILE		14
5.1	Due constitution.	14
5.2	Capital.	14
5.3	Authorizations; Binding Obligations.	15
5.4	Absence of conflicts.	15
5.5.	Consents and Approvals.	15
5.6	Litigation.	15
5.7	Observance of the Law.	16
5.8	Financial statements of Track Group Chile.	16
5.9	Absence of undeclared liabilities.	16

5.10	No changes.	17
5.11	Absence of violation of the Law; Required licenses and permits.	17
5.12	Employee Matters.	17
5.13	Taxation.	18
5.14	Relevant Contracts.	18
5.15	Brokerage or intermediation commissions.	19
5.16	Independent operation.	19
5.17	Business-to-Business Transactions.	19
5.18	Data protection and consumer rights.	19
5.19	Licenses, patents, trademarks, and domain names.	19
5.20	No Other Representations or Warranties.	20

ARTICLE 6 BUYER'S REPRESENTATIONS AND WARRANTIES		20
6.1	Due constitution.	20
6.2	Authorizations; Binding Obligations.	21
6.3	Absence of conflicts.	21
6.4	Consents and Approvals.	21
6.5	Litigation.	22
6.6	Observance of the Laws.	22
6.7	Availability of Funds.	22
6.8	Brokerage or intermediation commissions.	22
6.9	No Knowledge of the Existence of Impediments.	22
6.10	Projections and Buyer Due Diligence.	23
6.11	No Other Representations or Warranties.	23

ARTICLE 7		24

COMMITMENTS		24
7.1	Confidentiality.	24
7.2	Access after the Closure.	24
7.3	Notification to the Gendarmerie.	25
7.4	Additional Warranties.	25
7.5	Notification of Procedure.	25
7.6	Track Group Trademark Acknowledgment and Trademark License Agreement.	25
7.7	Personal Information.	26
7.8	Maintenance of Contracts.	26
7.9	Compliance with the Law.	26

ARTICLE 8		26

TERM OF THE CONTRACT		26

ARTICLE 9		27

RESPONSIBILITY		27
9.1	Fines and penalties related to Relevant Contracts	27
9.2	General liability prior to closing.	27

ARTICLE 10 MISCELLANEOUS PROVISIONS		27
10.1	Notifications.	27
10.2	Governing Law.	28
10.3	Submission to jurisdiction.	28
10.4	Retention.	29
10.5	Entire Agreement.	29
10.6	Correction, Modification and Waiver.	29
10.7	Divisibility.	30
10.8	Successors and Assigns.	30
10.9	Advertising.	30
10.10	Expense.	30
10.11	Specific Compliance.	31
10.12	Non-Competition	31

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into on October 29, 2024, between Track Group Inc., a company duly incorporated and existing in accordance with the laws of the State of Delaware, United States of America (hereinafter, "Track Group or the "Seller"), on the one hand, and on the other, Inversiones Santa Hortensia SpA, a corporation incorporated in accordance with the laws of Chile (hereinafter referred to as the "Buyer") (hereinafter referred to as the "Buyer") (hereinafter referred to as the "Parties", and each, individually, a "Party").

PREAMBLE

CONSIDERING that the Seller is the sole registered owner and beneficiary of all of the 1,000 registered shares, of the same series and without par value, issued and in force of the Chilean company Track Group - Chile SpA (hereinafter, "Track Group Chile"), Single Tax Roll number 76,321,923-2,

AND WHEREAS, the Seller wishes to sell and the Buyer to acquire all of the issued and current shares of Track Group Chile (hereinafter, the "Shares") by entering into this Agreement and the Related Agreements;

BY VIRTUE OF THE FOREGOING, the Parties, in consideration of the promises, declarations, guarantees, clauses and mutual commitments contemplated herein and other onerous considerations, the receipt and sufficiency of which they recognize from now on, and agreeing to be legally bound by them, agree as follows:

ARTICLE 1

DEFINITIONS

1.1         Definition of Certain Terms

For purposes of this Agreement, the following terms shall have the meanings set forth below. All defined words used in this Article 1 are generally defined in the preceding or following paragraphs:

"Judicial Action" means any action, appraisal, reassessment, demand, counterclaim, claim, dispute, arbitration, proceeding, order, directive, investigation or audit by or before a Governmental Authority, or an arbitral or mediation tribunal or authority.

"Actions" has the meaning assigned to this term in the Preamble.

"Track Group Chile Transition Services Agreement" means the transition services agreement between Buyer and Track Group Inc. (and/or one or more of their respective Affiliates) that is entered into as of the Closing Date and which is included as Exhibit B to this Agreement.

"Related Agreements" means the Track Group Chile Transition Services Agreement, the OTD Sale and Service Provision Agreement and the Trademark License Agreement.

"Government Authority" means any government, parliament, legislature or any regulatory authority, agency, commission, council, bureau or regulatory entity, belonging to any government, parliament, legislature, or any court of competent jurisdiction (without limitation to the foregoing) and other entities empowered to make laws, rules or regulations (including central banks, tax or monetary authorities, and regulatory authorities of banking institutions or stock exchanges), who have or intend to have jurisdiction in the relevant circumstances, or any person acting or purporting to act with authority from any of the foregoing (including arbitrators).

"Chile" means the Republic of Chile.

"Closure" has the meaning assigned to this term in Section 2.1.

"CLP" or "$" or "Pesos" means Chilean pesos.

"Buyer" has the meaning assigned to this term in the Preamble.

"Purchase and Sale of Shares" has the meaning assigned to this term in Section 2.1.

"Closing Commitments" means a Party's commitments contained in this Agreement which by their nature are required to be fully performed by such Party as of the Closing Date.

"Agreement" means this Share Purchase Agreement, including its Annexes and Appendices (which constitute part of this Agreement for all purposes), and any modifications, changes, supplements or recasts that may be made from time to time in accordance with the terms contemplated by it.

"Trademark License Agreement" has the meaning assigned to this term in Section 7.7.

"OTD Sale and Service Agreement" means the agreement by which Track Group Inc., or any of its Affiliates, shall sell and continue to supply to Track Group Chile of: i) XC3, XC4 and XC5 OTD Tracking Devices (the latter upon completion of its development and approved testing in Chile); (ii) SW Track Group software; iii) DV app software, and iv) provide the necessary technical service with respect to the products that it sells and/or supplies to Track Group Chile, and which is included as Annex D to this Agreement.

"Relevant Contracts" has the meaning assigned to this term in the Section 5.14(to).

"Ordinary Course" means the conduct of the Object Businesses in accordance with all material respects with the prior customs, practices and procedures of Track Group Chile, in accordance with the Law.

"Tax Return" means any return, report, refund request, information statement, affidavit or similar return filed or required to be filed with respect to any Taxes, including any schedule or appendix thereto, as well as any amendments thereto.

"Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in Chile are authorized or required by law to remain closed.

"Dollars" means United States dollars.

"Material Adverse Effect" means a material adverse effect on the business, property, financial condition, assets, liabilities or results of operations of Track Group Chile, considered as a whole, excluding any such effect arising from events, changes or conditions that generally affect the economy or the technology industry or the financial industry, or that is related to or the result of them and any action, omission, change, effect, circumstance or condition or that can be attributed to the conclusion, performance or announcement of this Agreement or the transactions contemplated by it (including the impact thereof on the relationship with customers, suppliers, regulators or employees).

"Material Adverse Effect to Buyer" means a material adverse effect on Buyer's ability to timely consummate the transactions contemplated by this Agreement and its Related Agreements.

"Tax Year" means the period from January 1 through December 31 of any given calendar year.

"Employee" means any natural person employed by Track Group Chile as of the Closing Date, whether active or inactive.

"Financial Statements of Track Group Chile" has the meaning assigned to this term in the Section 5.8(a).

"Provisional Financial Statements of Track Group Chile" has the meaning assigned to this term in the Section 5.8(a).

"Closing Date" has the meaning assigned to this term in Section 2.1.

"Payment Date" has the meaning assigned to this term in Section 2.1.

"Affiliate" of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") means ownership, directly or indirectly, of more than 50% (fifty percent) of a specific entity or the ability to direct or instruct the direction of its administration or policies (whether through ownership of securities or securities, company or other interests in its ownership, contractually or otherwise).

"Gendarmerie" means Gendarmerie of Chile.

"Encumbrance" means any charge, mortgage, pledge, security right, encumbrance or other similar right in property.

"Taxes" or "Tax" means any foreign, state, or local tax on income, sales, and use, excise duty, franchise, on real or personal property, on gross receipts, on equity, production, business and occupation, permits, disability, employment, payroll, layoff, withholding tax, penalty tax on rejected expenses, or other taxes, duties, rate, determination of payment or charge applied by any tax authority, including any premium or contribution to Chilean or foreign government pension plans.

"Personal Information" means information about an identifiable person or other information that is subject to Personal Data Protection Laws.

"Transaction Personal Information" means Personal Information in the possession, custody or control of Seller or Track Group Chile as of the Closing Date, including Personal Information about Track Group Chile's employees, contractors, suppliers, customers, directors, officers or shareholders, which is (a) disclosed to Buyer prior to the Closing Date by Seller or by Track Group Chile or otherwise, or (b) obtained by Buyer prior to the Closing Date of Seller or Track Group Chile or otherwise, in each case in connection with the transactions contemplated by this Agreement.

"Law" means, with respect to any property, transaction, occurrence, or course of conduct, all applicable laws, statutes, rules and regulations, regulatory policies, and fiscal policies, and all applicable official directives, orders, judgments, and decrees issued by Government Authorities.

"Personal Data Protection Laws" means any Law relating to the collection, use, storage and/or disclosure of information about an identifiable individual, including Law No. 19.628 on the Protection of Privacy (Chile).

"Track Group Marks" means, with respect to Track Group and any of its Affiliates, any trademark, trademark, service mark, certification mark, trade name, company name, slogan, logo, Internet domain name, or other indicia of origin, and any registrations and applications for registration thereof.

"Object Business" means the business conducted by Track Group Chile as of the date of this Agreement.

"Party" has the meaning assigned to this term in the Preamble.

"Parties" has the meaning assigned to this term in the Preamble.

"Liabilities" means any and all losses, liabilities, claims, damages, fines, penalties, compensations, obligations, costs and expenses, and similar obligations.

"GAAP" means, at the specific time or with respect to a specific period, the accounting principles generally accepted in Chile (including the accounting requirements of the CMF, if applicable) at that time or that apply to such period, the primary source of which is the Compendium of Accounting Standards, systematically applied, with any modifications thereto required by the CMF.

"Person" means a natural person, partnership, limited liability company, joint venture, consortium, sole proprietorship, corporation or corporation with or without share capital, association without legal personality, trust, trustee, executor, administrator or other personal representative, or Governmental Authority, however appointed or incorporated.

"Purchase Price" means the amount of one million United States Dollars (USD1,000,000), net of any taxes or withholding taxes that may apply in the Republic of Chile, which will be paid by Buyer to Seller in accordance with Section 2.1.

"Representative" means, with respect to a Person, such Person's attorney, accountants, and other professional representatives and consultants.

"IT" has the meaning assigned to this term in Section 5.19.

"Transaction" means the acts of performance and actions to be taken by each of the Parties in accordance with Articles 2 and 3 of this Agreement.

"Seller" has the meaning assigned to this term in the Preamble.

1.2 Interpretation.

a.	Any reference in this Agreement to a gender includes references to all genders, and any reference in this Agreement to the singular includes references to the plural and vice versa.

b.	Any reference in this Agreement to a Party or other Person includes their respective successors and assigns.

c.

A reference in this Agreement to a law includes all regulations and rules made pursuant to that law, as well as, unless otherwise indicated, the provisions of any law, regulation or rule that amends, supplements or replaces them.

d.	The words "includes," "including," and "including" used in this Agreement shall be deemed to be followed by the phrase "without limitation."

e.

Except where the context otherwise requires, references in this Agreement to Articles, Sections, Appendices and Annexes shall be deemed references to the Articles, Sections, Appendices and Annexes contained in this Agreement.

f.

Except where the context otherwise requires, the terms "of this," "by this," and "in this" and other terms of similar meaning used in this Agreement refer to this Agreement in its entirety and not to a particular Article, Section, or provision hereof

g.

Unless otherwise indicated, the time periods within or upon which a payment or act must be made shall be calculated by excluding the day on which the period begins and including the day on which the period ends, and extending the period to the next Business Day if the last day of the period is not a Business Day.

h.	Time is of the essence in the performance of the obligations that the Parties have respectively undertaken under this Agreement.

i.

The Parties acknowledge that each of them and their legal advisors have read and reviewed this Agreement and that in interpreting this Agreement no rule of interpretation shall apply to resolve ambiguities against the drafting Party.

j.

The Parties acknowledge and agree that, to the extent there is a conflict between (i) a general provision of this Agreement and (ii) any specific provision relating to Tax matters, the terms of the specific Tax provision shall prevail.

1.3	Knowledge.

In the event that any representations, warranties or other representations contained in this Agreement are made with the knowledge of Seller, or that their scope is otherwise limited to facts or matters known to Seller or of which Seller is aware, it shall mean knowledge actually possessed, or should have been possessed after due inquiry by Seller, by the persons appointed to the positions identified in Appendix 1.3A. In the event that any representations, warranties or other representations contained in this Agreement are made with the knowledge of Buyer, or that their scope is otherwise limited to facts or matters known to Buyer or of which Buyer is aware, it shall mean knowledge actually possessed, or should have been possessed after due inquiry by Buyer, by the persons appointed to the positions identified in Appendix 1.3B.

1.4	Titles; definitions.

The headings of the Articles and Sections contained in this Agreement have been inserted for convenience and reference purposes only, and shall not affect the meaning or interpretation thereof. Any references to Sections or Items contained in this Agreement are references to Sections or Items in this Agreement, unless otherwise indicated.

1.5	Appendices and Appendices.

The Annexes and Appendices to this Agreement, listed below, form an integral part of this Agreement:

Appendix	1.3A	Persons of Knowledge of the Seller
Appendix	1.3B	Buyer Knowledge Persons
Appendix	4.4	Approvals (Seller)
Appendix	5.2	Capital
Appendix	5.5	Approvals (Track Group Chile)

Appendix	5.6	Litigation (Track Group Chile)
Appendix	5.7	Law Enforcement (Track Group Chile)
Appendix	5.8(a)	Financial Statements of Track Group Chile
Appendix	5.9	Absence of unreported liabilities
Appendix	5.11	Absence of violation of the Law; licenses and permits required (Track Group Chile)
Appendix	5.12	Employee Matters
Appendix	5.14(a)	Relevant Contracts
Appendix	5.14(b)	Breaches of Relevant Contracts
Appendix	5.17	Business-to-business transactions
Appendix	5.19	Track Group Chile Trademarks
Appendix	6.4	Consents and Approvals (Buyer)

Annex	A	Share Purchase and Sale Form
Annex	B	Track Group Chile Transition Services Agreement
Annex	C	Trademark License Agreement
Annex	D	OTD Sale and Service Provision Agreement
Annex	E	Agreement without form of a meeting to amend the bylaws of Track Group-Chile SpA.

ARTICLE 2
THE PURCHASE AND SALE OF SHARES

2.1         The Purchase and Sale of Shares.

The Closing.

Subject to the terms of this Agreement, on this date ("Closing Date") and effective November 1, 2024, Seller sells, assigns and transfers to Buyer, and Buyer purchases, accepts and acquires for itself from Seller, all Shares free of all Encumbrances (the "Share Sale").

The payment.

Payment of the Purchase Price will be made by electronic transfer in Dollars, with immediately available funds, to the Seller's bank account individualized below:

Bank Name:	[***]
ABA/Route N°:	[***]
SWIFT code:	[***]
Account Name:	[***]
Account N°:	[***]

The Purchase Price will be paid on November 4, 2024, hereinafter referred to as the "Payment Date".

ARTICLE 3
CONSIDERATION

3.1	Preliminary information.

As indicated in the previous clause, prior to the Payment Date, the Seller provided the Buyer with instructions indicating the account or accounts into which the Purchase Price will be deposited by transfer of funds on the Payment Date.

3.2	Considerations.

The total consideration that Buyer will pay to Seller for the Transaction will be the Purchase Price.

3.3	Deliveries and acts to be performed by the Parties.

The Parties may waive the enforcement of some or all of the obligations contemplated in this Section 3.3. At Closing, the Parties shall mutually perform, deliver, or instruct to deliver the following:

(a)

a form for the transfer of shares of Track Group Chile duly executed in a format acceptable for the transfer of all Shares in the registries of such company and the accepted format of which is included as Exhibit A to this Agreement;

(b)	copies of each of the Related Agreements duly granted;

(c)

an agreement without the form of a meeting to modify the bylaws of Track Group- Chile SpA by virtue of which the administration of the same is changed to the hands of the Buyer and whose accepted format is included as Annex E to this Agreement, and

(d)	all such additional instruments and documents contemplated by this Agreement and agreed by the Parties in connection with the Closing of the Purchase and Sale of Shares.

3.4	Deliveries and acts to be performed by the Seller.

Buyer may (in its sole and absolute discretion) waive any or all of Seller's obligations under this Section 3.4. At Closing, Seller shall deliver or instruct to deliver to Buyer the following:

(a)	the Register of Shareholders of Track Group Chile.

3.5          Closing Procedures.

All procedures to be adopted by the Parties and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been adopted and executed concurrently and, except to the extent permitted in this Agreement, no procedure shall be deemed to have been adopted or any document granted or delivered until all of them have been adopted, granted and delivered.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Except for the disclosures made in the Appendices, Seller represents and warrants to Buyer the following as of the date of this Agreement (or, if otherwise expressly stated in any representation or warranty, as of that date only). Any subject matter disclosed in the Appendices shall be deemed to be disclosed in the Agreement or any other Appendices, whether or not repeated or referred to by cross-reference in the Agreement or such other Appendices.

4.1	Due constitution.

Track Group Inc. is duly incorporated and in force in accordance with the laws of the State of Delaware, United States of America. Track Group Inc. is properly qualified to conduct business and is in force in each of the jurisdictions in which the ownership or operation of its respective assets or the conduct of its respective business activities requires such qualification, except in those jurisdictions where the lack of proper qualification or validity, individually or collectively, has a Material Adverse Effect.

4.2.	Authorizations; Binding Obligations.

Seller has the power and capacity to enter into, execute and perform this Agreement and the Related Agreements to which it is a party, and to perform all obligations to be performed by Seller under the Agreement and Related Agreements. The execution, execution, perfection and performance of this Agreement and the Related Agreements to which it is a party and the execution by the Seller of the transactions contemplated herein and those have been duly and validly authorized by means of all necessary corporate acts by the Seller. At Closing, this Agreement and the Related Agreements to which it is a party have been duly and validly entered into and entered into by Seller, and subject to due authorization, execution and performance by Buyer (and Buyer's other counterparties or counterparties), this Agreement and each of the Related Agreements to which it is a party shall constitute a valid obligation, legal and binding on Seller, enforceable upon Seller pursuant to its terms, except subject to bankruptcy, insolvency, restructuring, settlement and other similar laws, now in force or in the future, relating to or affecting the rights of creditors generally and the availability of legal remedies.

4.3	Absence of conflicts.

Assuming the consents and approvals referred to in Section 4.4 are obtained, neither Seller's execution and execution of this Agreement or its Related Agreements to which it is a party, nor the completion of the transactions contemplated by this Agreement or those agreements, shall violate, conflict with, result in or constitute a breach of (i) any terms, conditions or provisions of the Seller's incorporation documents; (ii) any mortgages, deeds of communtion, deeds of trust, loan or credit agreements, or other agreements or instruments to which Seller is currently a party or for which it has entered into obligations; or (iii) any Law applicable to Seller, except, in the case of clauses (ii) and (iii), for infringements, conflicts, defaults, prohibitions, approvals, accelerations, assumptions, termination rights, changes in rights or obligations, or loss of profits that, individually or in the aggregate, would not reasonably be expected to be material to Track Group's operations, or that would not reasonably be expected to prevent the completion of the transactions contemplated by this Agreement.

4.4.	Consents and Approvals.

Except for any consents contemplated in Appendix 4.4, and Section 7.3, Seller is not required to deliver notices, approvals, reports, or other filings to any Governmental Authority, nor is it required to obtain consents, registrations, approvals, permits, or other authorizations from any Governmental Authority, in order to grant or perform this Agreement or the Related Agreements of the Governing Authorities. that is a party to or to consummate the transactions contemplated in this or those, except in those cases in which the failure to obtain them, individually or as a whole, could not reasonably be expected to be material to the operations of Track Group Chile as a whole, or to prevent the completion of the transactions contemplated in this Agreement.

4.5	Litigation.

As of the date of this Agreement, (1) there are no unresolved or pending Actions or, to Seller's knowledge, the threat of Judicial Action against it that could reasonably be expected to have a Material Adverse Effect or prevent the completion of the transactions contemplated by this Agreement; and (2) there are no judgments, injunctive reliefs, writings, orders, or decrees of any Governmental Authority binding on Seller that (i) could reasonably be expected to prevent Seller from completing the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a Material Adverse Effect.

4.6.	Brokerage or intermediation commissions.

Any Liabilities incurred by Seller for financial consulting fees, intermediary fees, commissions or agent fees directly or indirectly related to this Agreement or the transactions contemplated by this Agreement shall be borne by Seller.

4.7	No Other Representations and Warranties.

Except for the representations and warranties contained in this Agreement or the Related Agreements, neither Seller nor any of its agents, Affiliates, officers, directors, employees or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING TRACK GROUP CHILE

Except for the disclosures made in the Appendices, Seller represents and warrants to Buyer the following, with respect to Track Group Chile, as of the date of this Agreement (or, if otherwise expressly stated in any representation or warranty, as of that date only). Any subject matter disclosed in any other Appendice(s) shall be deemed to be disclosed in the Agreement or any other Appendice(s), whether or not repeated or referred to by cross-reference in the Agreement or such other Appendices.

5.1	Due constitution.

Track Group Chile is duly incorporated and qualified to carry out commercial activities and is in force in each of the jurisdictions in which the ownership or operation of its respective assets or the development of its respective business activities requires such qualification, except in those in which it would not reasonably be expected that the lack of due qualification or validity, individually or collectively, has a Material Adverse Effect.

5.2	Capital.

Appendix 5.2 to this Agreement contains the authorized share capital of Track Group Chile as of the date hereof. All of these Shares representing the capital of Track Group Chile are outstanding and are the property of the Seller, free of all Encumbrances. All outstanding Shares have been duly and validly authorized and validly issued, and are fully paid. As of the date of this Agreement, there are no other outstanding shares of Track Group Chile.

5.3	Authorizations; Binding Obligations.

Track Group Chile has the power and capacity to enter into, execute and perform the Related Agreements to which it is a party and to perform all obligations it is required to perform under the Related Agreements. The execution, execution, perfection and compliance of the Related Agreements to which it is a party and the execution by Track Group Chile of the transactions contemplated therein have been duly and validly authorized by means of all necessary corporate acts by Track Group Chile. At Closing, the Related Agreements to which it is a party have been duly and validly entered into and perfected by it, and subject to due authorization, execution and perfection by Buyer (and by the other counterparties to the Related Agreements), each of the Related Agreements to which it is a party shall constitute a valid obligation, legal and binding thereon, enforceable pursuant to its terms, except subject to bankruptcy, insolvency, restructuring, settlement and other similar laws, now in force or in the future, relating to or affecting the rights of creditors generally and the availability of legal remedies.

5.4	Absence of conflicts.

Assuming the consents and approvals referred to in Section 5.5 are obtained, neither the execution and perfection by Track Group Chile of the Related Agreements to which it is a party, nor the completion of the transactions contemplated therein, shall violate, conflict, or result in or constitute a breach of (i) any terms, conditions or provisions of the incorporation documents of Track Group Chile; (ii) any mortgages, mortgage deeds, deeds of trust, loan or credit agreements, or other agreements or instruments to which Track Group Chile is currently a party or for which it has contracted obligations; or (iii) any Law applicable to Track Group Chile, except, in the case of clauses (ii) and (iii), for infringements, conflicts, defaults, prohibitions, approvals, accelerations, assumptions, termination rights, changes in rights or obligations, or loss of profits that, individually or in the aggregate, would not reasonably be expected to be material to Track Group Chile's operations as a whole, or that they would not reasonably be expected to prevent the completion of the transactions contemplated in the

Related Agreements.

5.5.	Consents and Approvals.

Except for any notices, approvals, reports, or other submissions contemplated in Appendix 5.5, and Section 7.3, Track Group Chile is not required to deliver any notices, approvals, reports, or other submissions to any Governmental Authority, nor is it required to obtain consents, registrations, approvals, permits, or other authorizations from any Governmental Authority, in order to grant or perfect the Related Agreements to which it is a party or to consummate the transactions contemplated therein, except in those cases in which the failure to obtain them, individually or jointly, could not reasonably be expected to be material to the operations of Track Group Chile, or to prevent the completion of the transactions contemplated by this Agreement.

5.6	Litigation.

As of the date of this Agreement, and except as set forth in Appendix 5.6, (1) there are no unresolved or pending Actions or, to Seller's knowledge, threats of Prosecution against Track Group Chile that could reasonably be expected to have a Material Adverse Effect or prevent the completion of the transactions contemplated by this Agreement; and (2) there are no judgments, precautionary measures, writings, orders or decrees of any Governmental Authority binding on Track Group Chile that could reasonably be expected to prevent the completion of the transactions contemplated by this Agreement by them.

5.7	Observance of the Law.

Except as set forth in Appendix 5.7, Track Group Chile, as of the date of this Agreement, is conducting its business in all material respects in compliance with all applicable Laws.

5.8	Financial statements of Track Group Chile.

a)

The Seller and Track Group Chile have made available to the Buyer true, correct and complete copies (A) of the audited balance sheet, statements of operations, equity and comprehensive results, and cash flows of Track Group Chile, as of the period ended December 31, 2023 (the "Financial Statements of Track Group Chile as of December 31, 2023 and (B) of the unaudited balance sheet, statements of operations, equity and comprehensive results, and cash flows of Track Group Chile, as of July 31, 2024 (the "Interim Financial Statements of Track Group Chile"), which are attached and have been prepared as described in Appendix 5.8(a).

b)

The Financial Statements of Track Group Chile have been prepared in accordance with GAAP, systematically applied during the entire period indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of Track Group Chile, as of the respective dates and with respect to the periods covered by them, subject to (A), in each case, any matter disclosed in Track Group Chile's Financial Statements (or in the notes thereto, if applicable) and (B) in the case of Track Group Chile's Interim Financial Statements (or the notes thereto, if applicable), normal year-end adjustments.

c)

The accounting books (including financial records) of Track Group Chile: (i) reflect all the items of income and expenses, and the totality of the assets and liabilities, in each case, that are material to the business activities of Track Group Chile and that required to be reflected in them in accordance with the accounting principles applicable to the Financial Statements of Track Group Chile applied in a manner consistent with the past practices of Track Group Chile. said company; (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been substantially carried out in accordance with good business and accounting practices.

5.9	Absence of undeclared liabilities.

Except (i) as contemplated in the Financial Statements of Track Group Chile, (ii) for Liabilities incurred in the Ordinary Course since December 31, 2023, (iii) for Liabilities that are individually non-material, (iv) for the amount amounting to $1,248,324,048 (one thousand two hundred forty-eight million three hundred twenty-four thousand forty-eight Pesos), tax-free, corresponding to retained earnings from previous years and the return of the amount deposited for the issuance of the guarantee slip granted by Track Group Chile in favor of the Gendarmerie of Chile and which must be reimbursed to Track Group Inc., as indicated in Appendix 5.9 and (v) for the payments to be made by the Gendarmerie and that, in due course, must be remitted to Track Group Inc., once all the payments inherent thereto have been duly provisioned, payments referred to in Section 5.17, there are no Liabilities of Track Group Chile that, by their nature, in accordance with the accounting principles that apply to the Financial Statements of Track Group Chile, had to be reflected or constituted as a reserve in a balance sheet.

5.10	No changes.

Except in connection with the transactions contemplated by this Agreement and except for any action taken in connection with any effort to sell Track Group Chile, during the period between August 1, 2024 and the date of this Agreement, Track Group Chile has conducted its business activities in the Ordinary Course; and (ii) no fact, change, effect, event or occurrence has occurred during such period which, individually or as a whole, has had a Material Adverse Effect.

5.11	Absence of violation of the Law; Required licenses and permits.

Except as provided in Appendix 5.11, Track Group Chile is not in violation or has at any time during the last 12 (twelve) months in violation of the applicable Laws, nor is it a party to an order, or an order pending on it, issued by a Government Authority in charge of the regulation or supervision of the same, that imposes any type of restriction or otherwise affects the Object Business, with the exception of orders that, individually or as a whole, could not reasonably be expected to have a Material Adverse Effect. Track Group Chile has all the Permits necessary for the development of the Object Business, and the commercial activity of the same has been and is being carried out in compliance with all such Permits in each case, with the exception of acts that, individually or as a whole, could not reasonably be expected to have a Material Adverse Effect. Track Group Chile has all the Permits necessary for the development of the Object Business and has complied and complies with all such Permits, in each case with the exception of acts that, individually or as a whole, could not reasonably be expected to have a Material Adverse Effect.

5.12	Employee Matters.

As of the date of this Agreement, Track Group Chile is, in all material respects, in compliance with all Laws applicable to Employees. As of this date, except as provided in Appendix 5.12, Track Group Chile is not a party to or bound by any collective or other agreement with a union representing any Employee. Seller does not require the consent of, or consultation with, a labor union to enter into this Agreement or enter into the Related Agreements. As of this date, there are no pending actions involving an Employee nor, to the Seller's knowledge, is there a threat of actions involving an Employee that could reasonably be expected to have a Material Adverse Effect. As of this date, except as indicated in Appendix 5.12, Track Group Chile has not agreed to special severance payments with any of its Employees.

This Section 5.12 constitutes Seller's sole and exclusive representation and warranty in this Agreement relating to Employees or employment matters.

5.13	Taxation.

a)

All Tax Returns required to be filed on or before the Closing Date by or with respect to Track Group Chile pursuant to the Law have been timely (taking into consideration applicable extension periods) and duly filed, with the appropriate Governmental Authority, and all such Tax Returns are accurate and complete in all respects and have been prepared in compliance with the Law; (ii) All Taxes due and payable by or in respect of Track Group Chile (whether or not shown on any Tax Return) have been full, timely and duly paid, and Track Group Chile has made appropriate provisions in respect of Taxes not yet due and payable. Track Group Chile has paid all Taxes due and payable under the Law with respect to any period ending on or before the Closing Date; (iii) No audit, review or other tax proceeding or calculation or other claims of calculation or collection by any Government Authority with respect to Taxes owed by or in respect of Track Group Chile is ongoing or pending, and no Government Authority has given written notice of any intention to initiate an audit or other proceeding or to assert or claim for a deficiency relating to Taxes against she. No matter relating to or in respect of Taxes owed by Track Group Chile has been decided against it in an enforceable judgment rendered by a Court in tax matters that could reasonably be expected to resurface in a subsequent tax period. No Governmental Authority has filed a written claim in a jurisdiction in which Track Group Chile has not filed Tax Returns and in which it is or could be subject to taxation. All Tax deficiencies claimed or calculated in writing against Track Group Chile have been fully and timely paid, liquidated or duly reflected in its Financial Statements; and (iv) Track Group Chile has complied in all respects with the Laws relating to the payment and withholding of any sum of Taxes and, within the deadlines and in the forms stipulated in the Law, all amounts required by Law to be withheld and paid have been duly withheld and paid to the appropriate Government Authorities.

b)	This Section 5.13 constitutes Seller's sole and exclusive representation and warranty in this Agreement relating to Taxes.

5.14	Relevant Contracts.

a.	In the Appendix 5.14(to) each of the following relevant contracts and agreements of Track Group Chile (collectively, the "Relevant Contracts") are listed: [***]

b.

Except as indicated in Appendix 5.14(b), Track Group Chile is not in breach of any Relevant Agreement, with the exception of non-material breaches that would not give rise to any right of termination or payment of damages against Track Group Chile.

5.15	Brokerage or intermediation commissions.

Any Liabilities incurred by Track Group Chile for financial consulting fees, intermediary fees, commissions or agent fees directly or indirectly related to this Agreement or the transactions contemplated by this Agreement will be for the account of the Seller or an Affiliate thereof (other than Track Group Chile).

5.16	Independent operation.

At the Closing, Track Group Chile has reflected in Track Group Chile's Financial Statements all the assets necessary to carry out its operations in the manner in which it has developed them to date, with the exception of those assets related to the services included in the Track Group Chile Transition Services Agreement or in the Related Agreements. Except for Track Group Chile's Transition Services Agreement and Related Agreements, at Closing, Track Group Chile operates on the same terms as it has to date, without the need for additional support services provided by Seller or its Affiliates.

5.17	Business-to-Business Transactions.

Except for the Track Group Chile Transition Services Agreement and Related Agreements, as applicable, no other agreement between Track Group Chile, on the one hand, and Seller and its Affiliates, on the other hand, shall survive after the Closing, and there shall be no debt or amounts owed between them arising from such agreements, except for payments to be made by the Gendarmerie to Track Group Chile for the provision of the corresponding services to the Object Business, as indicated in Appendix 5.17.

5.18	Data protection and consumer rights.

Track Group Chile complies in all material aspects with the Personal Data Protection Laws and Law No. 19,496 on the Protection of Consumer Rights, and there are no Actions against Track Group Chile derived from such laws that could cause a Material Adverse Effect.

5.19	Licenses, patents, trademarks, and domain names.

Track Group Chile has the right to use all trademarks that are necessary for it to develop the Object Business in the manner in which it currently develops it, which are listed in Appendix 5.19 and has not made improper use of such property or infringed patents or trademarks owned by third parties. Track Group Chile also has the right to use the domain names actually used in the Object Business. All trademarks and domain names used by Track Group Chile are free of any lien, pledge, prohibition, infringement, pending lawsuit, material limitation on ownership, right of use, or preferential right of third parties, free of any license or authorization in favor of third parties, whether free or for consideration, or the obligation to make payments to any person as a counterparty for their use, except for payments and taxes related to renewal fees and taxes.

Likewise, all payments for the use of material licenses of programs, software and computer platforms used by Track Group Chile for internal administration, customer account management, billing, human resources, information storage and other purposes, are current and do not present any delay in payments. The computer ("IT") systems used and operated by Track Group Chile in the normal course of its business activities are sufficient to support the operations of said company in all respects, in the form in which it currently develops them, and are functional in all respects, with the exception of those IT systems owned by Seller or its Affiliates used to provide certain commercial support services to Track Group Chile, services that will continue to be available to the same immediately after the Closure under the Track Group Chile Transition Services Agreement.

All trademarks and domain names used by Track Group Chile are currently in force and will not expire due to the Closure and their use will be governed by the Track Group Chile Transition Services Agreement or the Related Agreements, as the case may be.

5.20	No Other Representations or Warranties.

Except for the representations and warranties contained in this Agreement or the Related Agreements (and as modified in the Appendices) to which it is a party, neither Track Group, nor its agents, Affiliates, officers, directors, employees or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer. With respect to the Shares or any other rights or obligations to be transferred under this Agreement, Buyer shall be entitled only to rely on the representations, warranties or representations expressly contained herein.

ARTICLE 6
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date of this Agreement (or such other date as expressly set forth in any of the representations or warranties).

6.1	Due constitution.

The Buyer is duly constituted and in force in accordance with Chilean law. Buyer has all the corporate powers required to acquire the property of Track Group Chile and, as of the Closing Date, will be duly qualified to conduct business in each jurisdiction in which the ownership or operation of Track Group Chile requires such qualification, except where the lack of qualification would not reasonably be expected to have a Material Adverse Effect on Buyer.

6.2	Authorizations; Binding Obligations.

Buyer has the full power and capacity necessary to enter into, execute and perform this Agreement and the Related Agreements, as well as to perform all obligations to be performed by Buyer under this Agreement or the Related Agreements. The execution, execution, perfection and performance of this Agreement and the Related Agreements, and the completion by the Buyer of the transactions contemplated in this and those have been duly and validly authorized by means of all necessary corporate acts by the Buyer. This Agreement and the Related Agreements have been duly and validly entered into and entered into by Buyer, and subject to due authorization, execution and perfection by Seller, both this Agreement and each of the Related Agreements shall constitute a valid, legal and binding obligation on Buyer, enforceable upon Buyer in accordance with its terms, except subject to bankruptcy, insolvency, restructuring, settlement and other similar laws, now in force or in the future, relating to or affecting the rights of creditors generally and the availability of legal remedies.

6.3	Absence of conflicts.

Assuming that the consents and approvals referred to in Section 6.4 are obtained, neither the execution and execution by Buyer of this Agreement or its Related Agreements, nor the completion of the transactions contemplated by this Agreement or its Related Agreements, shall violate, conflict, or result in or constitute a breach of (i) any terms, conditions or provisions of the Buyer's incorporation documents; (ii) any mortgages, deeds of communtion, deeds of trust, loan or credit agreements, or other agreements or instruments to which Buyer is currently a party or for which it has entered into obligations; or (iii) any Law applicable to Buyer, except, in the case of clauses (ii) and (iii), for breaches, conflicts, defaults, prohibitions, approvals, accelerations, assumptions, termination rights, changes in rights or obligations, or loss of profits that, individually or in the aggregate, would not reasonably be expected to be material to Buyer's operations as a whole, or that would not reasonably be expected to prevent the completion of the transactions contemplated by this Agreement.

6.4	Consents and Approvals.

Except as provided in Appendix 6.4, and Section 7.3, Buyer is not required to deliver notices, approvals, reports, or other filings to any Governmental Authority, nor is Buyer required to obtain any other consents, registrations, approvals, permits, or other authorizations from any Governmental Authority or other third parties, in order to execute and execute this Agreement or Related Agreements, or to consummate the transactions contemplated in this or those, except in those cases in which the failure to obtain them, individually or in the aggregate, could not reasonably be expected to be material to the transactions of the Buyer considered as a whole, or to prevent the completion of the transactions contemplated by this Agreement.

6.5	Litigation.

There is no unresolved or pending Action, no investigation by a Governmental Authority pending or, to Buyer's knowledge, threat of Action against Buyer that has had or could reasonably be expected to have, individually or in whole, a Material Adverse Effect on Buyer. There is no judgment, injunctive measure, writing, order or decree issued by a Governmental Authority binding on Buyer that (i) could reasonably be expected to prevent Buyer from completing the transactions contemplated by this Agreement, or (ii) could reasonably be expected to have a Material Adverse Effect on Buyer.

6.6	Observance of the Laws.

Buyer has complied, in all material respects, with applicable Laws and neither Buyer nor any of its Affiliates are subject to an equity investment plan or control contract, cease conduct order or other similar order or directive or memorandum of understanding between it and a Governmental Authority or issued by any Governmental Authority, and Buyer or its Affiliates have not made any determination at the request of a Governmental Authority.

6.7	Availability of Funds.

Buyer has, and as of the Payment Date will have, sufficient funds, available lines of credit or other immediately available sources of funds to pay the Purchase Price as required by this Agreement.

6.8	Brokerage or intermediation commissions.

Any Liabilities incurred by Buyer for financial advisory fees, intermediary fees, commissions or agent fees directly or indirectly related to this Agreement or the transactions contemplated herein shall be borne by Buyer.

6.9	No Knowledge of the Existence of Impediments.

Buyer is not aware of the existence of any specific fact or circumstance of itself that could reasonably prevent, delay or materially impair the completion of the transactions contemplated by this Agreement.

6.10	Projections and Buyer Due Diligence.

Buyer acknowledges that it has conducted an investigation of Track Group Chile and certain operations, assets, liabilities and financial condition thereof based solely on the information provided by Seller and that the decision to proceed with this Agreement has relied solely on the results of such and other investigations and on the representations and warranties contained in Articles 4 and 5 precedents relating to the Track Group Chile and the subject matter of this Agreement. Buyer has also received certain projections and other predictions, including projected financial statements, cash flow items, capital investment budget, and certain business plan information and acknowledges that (i) certain uncertainties inherent in the attempt to prepare such projections and predictions and that it has therefore not relied upon them, (ii) Buyer is familiar with such uncertainties and assumes full responsibility for making its own assessment as to the suitability and accuracy of such projections and predictions, (iii) Buyer has no claim under this Agreement against any person in relation to the accuracy of such projections and predictions, and (iv) Seller has not made any representations or warranties in connection with such projections and predictions.

6.11	No Other Representations or Warranties.

Except for the representations and warranties contained in this Agreement or Related Agreements, neither Buyer nor its agents, Affiliates, officers, directors, employees or Representatives, nor any other Persons have made, or could be deemed to have made, any representation or warranty to Seller.

ARTICLE 7

COMMITMENTS

7.1	Confidentiality.

Buyer and its Representatives shall treat any proprietary or confidential information obtained in connection with this Agreement and the transactions contemplated herein as confidential. Upon and after the Closing, all proprietary or confidential information relating to Seller or its Affiliates (other than relating solely to Track Group Chile) that is known to Buyer or Track Group Chile shall constitute "Confidential Information" and Buyer shall maintain, and instruct Track Group Chile and its Representatives to keep such information confidential, unless: (i) it was or becomes public knowledge for any reason other than its disclosure by Buyer or its Representatives in contravention of this Agreement, (ii) it is or becomes delivered without an obligation of confidentiality to Buyer or its Representatives from a source other than Seller, its Affiliates or its Representatives, provided that Buyer or its Representatives are not aware that such source is prevented from disclosing such information to Seller or its Affiliates by reason of a contractual, legal, fiduciary or other obligation to Seller or its Affiliates (iii) is or becomes available upon request for a court order and only with respect to that portion of the confidential information expressly required by the (iv) has been delivered by Seller to Buyer or its Representatives, in the appropriate due diligence process and has been used exclusively for such process, or (v) has been released from the provisions of this Agreement by a written authorization of Seller. Notwithstanding the foregoing, disclosure of any information acquired under this Agreement shall not be prohibited if such disclosure is made, in accordance with the legal opinion (which need not necessarily be in writing) of Buyer's legal counsel (including in-house legal counsel), as required by Applicable Laws, provided that, Buyer shall first, if permitted by law and reasonably practicable, promptly communicate in writing to Seller and reasonably cooperate with Seller, at Seller's expense, in its efforts not to deliver or limit the information required in the respective request, subpoena, or order and to obtain appropriate protective relief. If, in the absence of a protective measure or other remedy or receipt of a written waiver from Seller, Buyer or its Representatives are nevertheless obliged, in the opinion of the legal counsel (including in-house legal counsel, which need not be in writing), to disclose the confidential information, disclosure of that portion of such information which is lawfully required to be provided without further liability shall be permitted, provided that such legal requirement to disclose the information is not attributable to a breach of this Agreement by the Buyer or its Representatives and on the understanding that the person disclosing the information requests in writing, if the circumstances make it reasonably practicable, that such information be treated as confidential. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, nothing contained herein shall prevent the Parties or their Affiliates from disclosing the other Party's confidential information to a regulatory authority having jurisdiction over such Party or its Affiliates without notice to any other Person if (i) such prior notice would have been unenforceable and the disclosing Party reasonably believes that such disclosure would be unenforceable was necessary to timely complete the sale contemplated in this instrument, and (ii) the notice of such disclosure was sent as soon as possible after the disclosure was made.

7.2         Access after the Closure.

a.

After the Closing, the Buyer and/or Track Group Chile shall retain and maintain, all books and records and information related to the accounting, legal, Tax, regulatory, business and financial matters of Track Group Chile corresponding to the periods prior to the Closing Date for a period of six (6) years from the Closing Date, or for such longer period as may be (i) required by law (including any statute of limitations and extensions thereof) or any Governmental Authority or (ii) reasonably necessary in connection with an investigation, prosecution or defense of a pending or imminent judicial, legal or regulatory action in connection with which Seller has advised Buyer of the need to retain such books, records and information. Buyer shall give thirty (30) Business Days written notice to Seller of the transfer, destruction or deletion of the last copy of any records, books, working papers, reports, correspondence and other similar materials, and Seller shall have the right to, at its own expense, reproduce or obtain any such materials if it gives written notice of its intention to do so at least twenty (20) Business Days thereafter receipt of communication indicating that such materials will be transferred, destroyed or deleted.

b.

Subsequent to the Closing and while such information is retained by Buyer or its Affiliates pursuant to Section 7.2(a), Buyer shall permit, and instruct its Affiliates to permit, Seller and its Authorized Representatives, to have reasonable access to and right to reproduce, during normal business hours and upon receipt of prior notice sent to Buyer or its Affiliates, the information described in Section 7.2(a) and to Track Group's officers, directors, employees, and agents, provided that such access is reasonably required in connection with (i) the preparation of any Tax Return, accounting record, or other audit or similar proceeding, (ii) any pending or imminent Action relating to Seller or its Affiliates, (iii) a submission to a Governmental Authority or related to a regulatory matter, (iv) internal compliance, or (v) any other valid legal or business purpose, including for risk management or compliance purposes.

7.3	Notification to the Gendarmerie.

As soon as necessary after the date of execution of this Agreement and the Related Agreements and the Payment Date and upon payment of the Purchase Price, Track Group Chile will notify the Gendarmerie of the change in ownership of Track Group Chile pursuant to this Agreement.

The Buyer and the Seller will use their reasonable efforts to respond to and comply with any legal request for information related to the Transaction, made by any Government Authority or by the Gendarmerie, with the understanding, however, that the aforementioned response will be the sole responsibility of Track Group Chile.

7.4	Additional Warranties.

Subsequent to the Closing, each Party shall sign and deliver such additional documents, instruments and warranties, and shall take such additional actions as may reasonably be required to comply with the provisions of this instrument, provided that doing so is commercially reasonable and at the expense of the requesting Party.

7.5	Notification of Procedure.

Buyer shall promptly notify Seller in writing, and Seller shall promptly notify Buyer in writing of (a) becoming aware of a court order or the filing of a lawsuit in court seeking an order restricting or suspending the performance of this Agreement or the Related Agreements or the materialization of transactions contemplated by this Agreement or the Related Agreements, or (b) receipt of any notice from a Governmental Authority of its intent to (i) commence a suit or proceeding to restrict or terminate the execution of this Agreement or the Related Agreements or the materialization of the transactions contemplated hereunder and thereof, or (ii) void or render null and void this Agreement or such transactions if they have materialized.

7.6	Track Group Trademark Acknowledgment and Trademark License Agreement.

Buyer, on behalf of its Affiliates, acknowledges and agrees that, except for the licenses and rights expressly granted under the trademark license agreement, entered into on this same date by the Parties and included as Exhibit C to this Agreement (the "Trademark License Agreement"), neither Buyer nor its Affiliates may adopt, use, register or attempt to register in any jurisdiction any of the Track Group Marks, or instruct others to do so. Buyer, on its own behalf and on behalf of its Affiliates, agrees that after this date neither it nor its Affiliates will actually engage in express or intentional business by implication as or representing itself as Seller or its Affiliates and as of the Closing the personnel of Buyer or its Affiliates shall not and shall not have the authority to identify themselves as officers, employees or agents of Seller.

7.7	Personal Information.

a.

Buyer shall comply with, and instruct its Affiliates to comply with, all applicable Personal Data Protection Laws for the collection, use, and disclosure of Transactional Personal Information. After Closing, Buyer shall refrain from, and instruct its Affiliates to refrain from, using or disclosing Transaction Personal Information, without the consent of the persons to whom such Personal Information relates or in the manner permitted or required by applicable Personal Data Protection Laws for purposes not directly related to the conduct of Track Group Chile's business or to fulfill the purposes for which the transactions contemplated in this Agreement were implemented.

b.

Buyer shall use, and instruct its Affiliates to use, the efforts required by applicable Personal Data Protection Laws to protect and safeguard Transaction Personal Information against any unauthorized collection, use, or disclosure as set forth in applicable Personal Data Protection Laws, and shall instruct its representatives to comply with the terms of this Section 7.7 and protect and safeguard the Transactional Personal Information in your possession.

7.8	Maintenance of Contracts.

Track Group Inc. or any of its Affiliates, as applicable, shall maintain the OTD Sale and Service Provision Agreement with Track Group Chile for as long as the Relevant Agreements are in effect and as necessary to comply with the Relevant Agreements.

7.9	Compliance with the Law.

Track Group Chile will comply with all applicable Laws and with all governmental orders issued by any Government Authority.

ARTICLE 8

TERM OF THE CONTRACT

If after the Closing and the term for payment of the Purchase Price, i.e., November 4, 2024, the Purchase Price has not been paid in full by the Buyer to the Seller as indicated in Section 2.1, this Agreement will be terminated ipso facto without the need for any legal action and Track Group Chile will be repurchased by the Seller as soon as possible, the Buyer undertakes to sign all the documentation and to execute all the necessary actions for such purposes within a period not exceeding 10 Business Days from the expiration of the term for the payment of the Purchase Price.

ARTICLE 9

RESPONSIBILITY

9.1	Fines and penalties related to Relevant Contracts

Track Group Inc., or any of its Affiliates, as applicable, shall reimburse Track Group Chile for all fines, penalties or damages that are applied or that are borne by the company Track Group-Chile SpA, by application of one or more of the Relevant Contracts, for events that occurred prior to the Closing. Thus, in the event that a fine, penalty, lien or execution of a penalty clause or of a similar nature is applied, the Seller must replace the cost of the same to Track Group Chile.

9.2	General liability prior to closing.

Seller shall be responsible for, and hold harmless or reimburse, as the case may be, Buyer or Track Group Chile, as applicable, for any claim, action, penalty or fine that may be exercised or applied to Track Group Chile for events or acts that occurred exclusively prior to the date of this Agreement. This refund liability will include the eventual payment of tax drafts, with the applicable adjustment, interest and penalties, that have been settled by the Internal Revenue Service due to operations carried out by Track Group Chile before the Closing and that have not been challenged or that, having been challenged in a timely manner and in good faith, the challenge is rejected by a final judgment.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1	Notifications.

Any notice or communication sent under this Agreement must be in writing and may be delivered in person or through a nationally recognized courier service or via electronic mail to the Party to whom it is addressed at the following address:

a.	If addressed to the Seller:

Derek Cassell
General Manager

Track Group Inc.
200 E. 5th Ave, Unit 100

Naperville, IL 60563
derek.cassell@trackgrp.com

b.	If addressed to the Buyer:

Matías Beregovich Novion

Camino La Cumbre 5198

Lo Barnechea, Santiago, Chile

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or to such other addresses as have been notified to the parties pursuant to this Section.

Any notice or communication shall be deemed to have been delivered:

a)	at the time of delivery, if it was delivered personally; and

b)	the third (3rd) Business Day following its delivery to the courier service, if it was sent via a courier service

c)	the third (3rd) Business Day following confirmation of receipt, if sent via email with acknowledgement of receipt.

To prove the delivery of a formal service or communication, it shall be sufficient to prove that its dispatch was made (i) by means of a receipt signed by the addressee or two or more witnesses, in the case of personal delivery and (ii) by means of a receipt signed by the international courier service, in the case of delivery through an international courier service, as appropriate.

10.2	Governing Law.

This Agreement shall be governed by and construed in all respects in accordance with the applicable laws of the Republic of Chile.

10.3	Submission to jurisdiction.

Any difficulty or controversy that may arise between the Parties regarding the application, interpretation, duration, validity or execution of this Agreement or the Related Agreements or any other reason will be submitted to arbitration in accordance with the Procedural Rules of Arbitration of the Santiago Arbitration and Mediation Center, in force at the time of request. The Parties confer special irrevocable power of attorney on the Santiago Chamber of Commerce A.G., so that, at the written request of any of them, it may appoint an arbitrator from among the members of the arbitration body of the Santiago Arbitration and Mediation Center; Such arbitrator shall be empowered to act as an arbitrator of law as to the award and as an arbitrator in connection with the proceeding. No appeal shall be allowed against the arbitrator's decisions. The arbitrator is specially empowered to resolve any matter related to his competence and/or jurisdiction.

The seat of arbitration shall be in Santiago, Chile, and the language of arbitration shall be Spanish. However, the Parties may present the evidence (documents, witnesses or others) in its original language, without prejudice to the right of the arbitrator to order its translation to a qualified translator, who does not necessarily have to be an "official translator" designated as such by the Ministry of Foreign Affairs.

10.4	Retention.

The Purchase Price is established and will be paid in United States Dollars, free of any withholdings or deductions for Taxes or other charges imposed by a Government Authority of the Republic of Chile. In the event that the withholding or deduction is required by Law, the Buyer must assume the cost involved in such withholding or applicable tax. Specifically, in relation to withholding obligations, the Buyer must comply with the rules established in Article 74 of the Chilean Income Tax Law, if applicable.

10.5	Entire Agreement.

This Agreement, together with the Related Agreements and all annexes and appendices thereto and thereto, reflect the entire agreement reached between the Parties relating to the subject matter hereof, and supersedes any prior agreements relating to such subject matter. In relation to the Shares or any other rights or obligations to be transferred hereunder, the Parties may only rely on the representations or warranties expressly set forth herein (including its Appendices) and (in the absence of fraud) neither Party shall have a right or remedy arising out of any other representation or warranty (including any information contained in other related material provided to Buyer by or in representation of the Seller in relation to Track Group Chile). It is the intent of the Parties that this Agreement constitutes the full and exclusive statement of its terms and that no extrinsic evidence may be presented in a judicial proceeding involving this Agreement.

10.6	Correction, Modification and Waiver.

No modification to this Agreement shall be effective unless in writing signed by all Parties hereto. The Party entitled to receive benefits relating to the other Party's failure to comply with an obligation, undertaking, agreement or condition contained in this Agreement may waive such benefits only by means of a written document duly signed and delivered by the waiving Party, but such waiver or failure to insist on strict compliance with such obligation, Commitment, agreement or condition shall not operate as a waiver or impediment to any subsequent or other default.

10.7	Divisibility.

The invalidity, illegality or unenforceability in any jurisdiction of any provision of this Agreement or its application shall not affect any other provision hereof, nor shall it invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of the Act that invalidates, renders illegal or does not permit to enforce, in any respect, any provision of this Agreement. To the extent legal and practicable, the Parties shall use their commercially reasonable efforts to adopt agreements to restore the intended benefits, exempt from any encumbrances, of any provision deemed invalid, illegal or unenforceable.

10.8	Successors and Assigns.

This Agreement and all provisions thereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party and any assignment made without such consent shall be invalid.

10.9	Advertising.

Neither Seller nor Buyer may issue a press release or other public announcement relating to the transactions contemplated by this Agreement or the Related Agreements without the prior written consent of the other (such consent may not be withheld, conditioned, or delayed without cause), provided, however, that either Party may, without such consent, provide the information required by Law or by any Governmental Authority and, in the event that such disclosure is necessary, the Party making such disclosure shall, if permitted by Law and reasonably practicable, give prior notice to the other Party, enclosing a copy of the information provided, and consider in good faith any changes or additions suggested by the other Party. If it is not possible to send such a notification, the respective Party shall send such notification immediately after providing the information. Notwithstanding the foregoing, nothing contained herein shall prevent Seller or its Affiliates from providing information relating to the transactions contemplated herein or the Related Agreements to a competent Government Authority or provided to Buyer prior to this date without notice to any person. Notwithstanding anything to the contrary contained herein, nothing in this Section 10.9 shall limit Track Group's ability to operate its business after the Closing.

10.10	Expense.

Except as otherwise expressly provided in this Agreement, all costs, expenses or charges incurred by the Parties, including any legal or financial advice fees, brokerage fees, commissions or agent fees, shall be borne by the Party incurring thereof.

10.11	Specific Compliance.

The Parties hereby expressly acknowledge and agree that immediate, substantial and irreparable harm will be caused, for which there would be no sufficient remedy at law and the damage would be difficult to complete, should any provision of this Agreement be violated or not performed in accordance with its specific terms. Therefore, in addition to any other remedies that may be available to the Buyer or Seller, and without limiting such remedies, the Injured Party under this Agreement would be entitled to demand specific performance of the terms of this Agreement without having to prove the insufficiency of monetary damages as a remedy.

10.12	Non-Competition

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IN WITNESS WHEREOF, each Party has instructed that this Agreement be duly signed on its behalf on the date indicated at the commencement thereof.

SELLER

TRACK GROUP INC.

By:	/s/ Diego Peralta
Name: Diego Peralta
Charge: Attorney in Fact

BUYER

INVERSIONES SANTA HORTENSIA SPA

By:	/s/ Matias Beregovich
Name: Matias Beregovich
Charge: Administrator & Legal Representative

APPENDIX 1.3A

Persons of Knowledge of the Seller

APPENDIX 1.3B

Buyer Knowledge Persons

APPENDIX 4.4

Approvals (Seller)

APPENDIX 5.2

Capital

APPENDIX 5.5

Approvals (Track Group Chile)

APPENDIX 5.6

Litigation (Track Group Chile)

APPENDIX 5.7

Observations of the Law (Track Group Chile)

APPENDIX 5.8(a)

Financial Statements of Track Group Chile

APPENDIX 5.9

Absence of unreported liabilities

APPENDIX 5.11

Absence of violation of the Law; licenses and permits required (Track Group Chile)

APPENDIX 5.12

Employee Matters

APPENDIX 5.14(a)

Relevant Contracts

APPENDIX 5.14(b)

Breach of Relevant Contracts

APPENDIX 5.17

Business-to-business transactions

APPENDIX 5.19

Track Group Chile Trademarks

APPENDIX 6.4

Consents and Approvals (Buyer)

ANNEX A

Share Purchase and Sale Form

ANNEX B

Track Group Chile Transition Services Agreement

ANNEX C

Trademark License Agreement

ANNEX D

OTD Sale and Service Provision Agreement

ANNEX E

Agreement without form of a meeting to amend the bylaws of Track Group-Chile SpA.